Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Investment Committee
Team, Inc. Salary Deferral Plan and Trust:
We consent to the incorporation by reference in the registration statements (File Nos. 333-74062 and 333-222128) on Form S-8 of Team, Inc. of our report dated June 28, 2018, with respect to the financial statements and schedules of the Team, Inc. Salary Deferral Plan and Trust included in this Annual Report (Form 11-K) as of December 31, 2017 and 2016 and for the year ended December 31, 2017.
/s/ Melton & Melton, L.L.P.
Houston, Texas
June 28, 2018